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                                                       Exhibit C2

GRANITE STATE ENERGY, INC.
Statement of Cash Flows
For the Twelve Months ended December 31, 1996
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                     ($156,490)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in unbilled revenue                         (63,000)
     Increase in tax benefit receivable                   (84,300)
     Increase in accounts receivable                     (107,939)
     Increase in accounts payable                          78,778
                                                         --------
Net cash provided by operating activities                (332,951)
                                                         --------


Financing activities:
  Issue of common stock                                     1,000
  Subordinated notes payable to parent-issues             355,000
                                                          -------

Net cash provided by financing activities                 356,000
                                                          -------

Net increase in cash and cash equivalents                  23,049


Cash and cash equivalents at inception                          0
                                                          -------
Cash and cash equivalents at end of period                $23,049
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